Exhibit 99.1

The purpose of this release is to briefly address the Company's discontinuance of the Application for Judicial Review ('AJR') filed in Canadian Federal Court.

In no way is the discontinuance of the Application an indication that the Company has abandoned its quest for relief and damages from Health Canada's decision to deny the Company a license under the MMPR Program. CEN Biotech completed everything required under the law and to the specification requested by Health Canada officials in order to achieve the important milestone of a pre-license inspection.

After the pre-license inspection, the Health Canada inspector recommended licensure as evidenced in the report.

In its quest for transparency, on October 30, 2014 the company press released the pre-license inspection report. The press release stated “The names and signatures of Health Canada inspectors have been removed to protect their privacy and security. The two minor deficiencies sited in the report were remedied very quickly. Our facility awaits its award of its License to Grow, Harvest and Sell medical marihuana.” A link to the report follows:

https://www.otciq.com/otciq/ajax/showFinancialReportById.pdf?id=128236

The recommendation for licensure is evidenced in the aforementioned link.

As stated in the February 3, 2016 press release:  On or about February 2, 2016, CEN Biotech filed a Statement of Claim against the Attorney General of Canada in the Ontario Superior Court of Justice.

In its claim, CEN Biotech claims the following:

(a) damages for detrimental reliance in the sum of FIFTEEN MILLION DOLLARS ($15,000,000.00);

(b) damages for pure economic loss in an undetermined amount;

(c) prejudgment and post judgment interest in accordance with sections 128 and 129 of the Courts of Justice Act, R.S.O. 1990, c. C.43, as amended, and section 31 of the Crown Liability and Proceedings Act, R.S.C., 1985, c. C-50, as amended;

(d) the costs of this proceeding on a substantial indemnity basis, plus all applicable taxes; and

(e) such further and other Relief as to this Honorable Court may seem just.

http://finance.yahoo.com/news/creative-edge-nutrition-inc-announces-121300187.html

Most recently, the license sought by the company under the MMPR has been declared to be of no force and effect by the Federal Court (but that declaration is put on hold for 6 months to allow the government to deal with new legislation).

In the interim, both the MMPR and MMAR stay in effect pursuant to the terms of the Injunction of Manson J of March 21, 2014. A link to the courts decision follows:

http://cas-cdc-www02.cas-satj.gc.ca/rss/T-2030-13%20reasons%2024-02-2016%20(ENG).pdf

The company, in consultation with its legal strategists and attorneys have made the decision to file a discontinuance of the Judicial review and continue on with its suit against Health Canada in Ontario Superior Court.

This decision was made because a license issued in a program deemed unconstitutional appears to hold no intrinsic value. Although the continuance of the Judicial Review would allow Bahige (Bill) Chaaban, the President & CEO of CEN Biotech Inc the ability to fight the libel to his name, it is in the best interest of shareholders to pursue the best legal avenue for the company, this being the Ontario Superior court suit.

CEN Biotech, Inc. Announces the use of Social Media For Company Announcements in addition to Press Releases

As done by its former parent company Creative Edge Nutrition Inc., CEN Biotech a specialty pharmaceutical company announces that The Securities and Exchange Commission issued a report that makes clear that companies can use social media outlets like Facebook and Twitter to announce key information in compliance with Regulation Fair Disclosure (Regulation FD) so long as investors have been alerted about which social media will be used to disseminate such information. See link below

https://www.sec.gov/News/PressRelease/Detail/PressRelease/1365171513574

Bill Chaaban commented, "In the fast paced business environment, we cannot keep our shareholders up to date with daily press releases on the news wire. The SEC with its forward thinking has allowed companies to update shareholders daily if required through the use of our company’s social media outlets.  This allows our shareholders to make quick educated decisions in their investments.